Filed Pursuant to Rule 433

Registration Statement No. 333-183717

November 8, 2012

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	PHP
Amount issued	(Peso) 30,800,000,000
Security type	Senior Unsecured Bonds
Interest	3.90% per annum payable semi-annually in arrears in US dollars, calculated as described in “Conversion of the Payment Amounts” below.
Interest Payment dates	May 26 and November 26
Maturity date	November 26, 2022
Conversion of the Payment Amounts

All amounts due in respect of principal and interest will be paid in US dollars, calculated by the Calculation Agent (as defined in the preliminary prospectus supplement) by exchanging the

Philippine peso amounts into US dollars at the Average

Representative Market Rate (as defined in the preliminary prospectus supplement) on the applicable Rate Calculation Date (as defined in the preliminary prospectus supplement).

CUSIP	718286BX4
Public Offering Price	100%. The Public Offering Price will be payable in US dollars based on an exchange rate of (Peso) 41.068 per US$1.00.
Proceeds before expenses	US$749,600,662.32.
Settlement date	November 26, 2012
Re-offer yield	3.90%
Denominations	(Peso) 10M/1M
Day count	30/360
Joint Global Coordinators	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and The Hongkong and Shanghai Banking Corporation Limited
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Standard Chartered Bank and UBS AG, Hong Kong Branch

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Credit Suisse toll-free at 1-800-221-1037 or Deutsche Bank toll-free at 1-800-5030-4611 or Goldman toll-free at 1-866-471-2526 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874 or Morgan Stanley toll-free at 1-866-718-1649 or Standard Chartered Bank toll-free at 1-800-778-2777 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312512458800/d399861d424b3.htm